FRIDAY, ELDREDGE & CLARK


                                December 1, 1998


ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to ALLTEL Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-3 filed by the Company on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of Debt Securities of the Company (the "Debt Securities").

         The Debt Securities are to be issued from time to time under an indenture dated as of January 1, 1987, as supplemented by a First Supplemental Indenture dated as of March 1, 1987, a Second Supplemental Indenture dated as of April 1, 1989, a Third Supplemental Indenture dated as of May 8, 1990, a Fourth Supplemental Indenture dated as of March 1, 1991, a Fifth Supplemental Indenture dated as of October 1, 1993, a Sixth Supplemental Indenture dated as of April 1, 1994, a Seventh Supplemental Indenture dated as of September 1, 1995, an Eighth Supplemental Indenture dated as of March 1, 1996, and a Ninth Supplemental Indenture to be entered into (the "Ninth Supplemental Indenture"), between the Company and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee") (such indenture as so supplemented the "Indenture").

         The forms of the Indenture and the Debt Securities are filed or incorporated by reference as exhibits to the Registration Statement.

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         In rendering this opinion, we have examined the originals or copies, certified to our satisfaction, of such corporate records and other documents and certificates as we deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. In addition, in rendering this opinion, we have assumed the authorization, execution and delivery of the Indenture by all parties other than the Company. As to any facts material to this opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid records, certificates and documents.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         (i) the Ninth Supplemental Indenture and the Debt Securities have been duly authorized by the Company; and

         (ii) when the Debt Securities have been duly executed and issued in accordance with the provisions of the Indenture, and duly paid for by the purchaser thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), all required corporate action of the Company will have been taken with respect to the issuance and sale of the Debt Securities, and the Debt Securities will have been validly issued and will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms.

         We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to our firm as are made therein.

                                                     Very truly yours,


                                                   /s/ FRIDAY, ELDREDGE & CLARK

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